Exhibit 99.4

FIRST AMENDMENT

to

2007 STOCK INCENTIVE PLAN

of

MTR GAMING GROUP, INC.

A.            The following provisions shall be added  to Paragraph 5 of the Plan:

Notwithstanding any provision in the Plan, the Committee may from time to time, consistent with the purposes of the Plan, grant Restricted Stock Units, and cash awards, to such key employees (including officers and directors who are key employees) of or consultants to the Company, or any of its Subsidiaries, as the Committee may determine, in its sole discretion, and subject to such conditions and provisions as the Committee may determine in its sole discretion, which conditions and provisions shall be contained in an Agreement to be entered into between the Company and the Grantee substantially in the form of a Restricted Stock Unit Agreement to be approved by the Committee. “Restricted Stock Unit” means a unit granted under the Plan entitling the holder of such Unit to receive one share of the Company’s common stock in exchange for each Unit, subject to the terms of the Plan and the applicable Restricted  Stock Unit Agreement.

B.            No other amendments of or changes to the Plan are intended hereby.